EXHIBIT 10.05

June 10, 2011

Mr. Michael Shahbazian
1291 Estate Drive
Los Altos, CA  94024

Hand Delivery

Re: Employment Offer – Temporary Position

Dear Michael,

On behalf of PDF Solutions, Inc., I am pleased to extend to you this offer of temporary employment initially for a period of three (3) months, with possible extension on a monthly basis.  Upon approval by the Board of Directors on or about June 17, 2011, your title will be that of Interim Chief Financial Officer, reporting to John Kibarian. You will be based in our San Jose office at 333 W. San Carlos Street, Suite 700, San Jose, CA 95110.  This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

This initial assignment will be from June 10, 2011 to September 10, 2011, however your temporary employment is “at-will” and may be terminated at any time by the Company for any reason or no reason, without obligation or liability beyond payment for time worked as set forth below plus one (1) day’s “notice.” In any event, without any such earlier termination or a written extension signed by an authorized officer of the Company, September 10, 2011 is the end of your temporary employment hereunder.

1.
Compensation.  Commencing on your Start Date (as defined below), you shall be paid semi-monthly at the rate of $11,250 per payroll period. Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law).

2.
Restricted Stock Units.  As an inducement to join the Company, subject to the approval of the Company’s Board of Directors, you will be granted a restricted stock unit (“RSU”) for 9,000 shares of the Company’s Common Stock, which will vest in three equal installments over the initial assignment period, starting upon approval of the RSUs by the Company’s Board of Directors.  The RSUs will be subject to the terms of the Company’s 2001 Stock Plan and/or an RSU Agreement to be entered into between you and the Company.

3.	Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, it is anticipated you will commence your new position with the Company on June 10, 2011.

Mr. Michael Shahbazian

June 10, 2011

4.
General Duties.  During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company.  You also agree to comply with any and all policies of the Company as in effect from time to time.

5.
Proof of Right to Work.  In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within three (3) business days of your date of hire.  Your failure to meet this condition could result in termination of your employment with the Company.

6.
Benefits.  During the term of your temporary employment, you will be entitled to Company sponsored benefit programs, e.g. medical coverage, holidays, paid time off, established by the Company for its regular full-time employees.  This does not include the 401(k), flexible spending, or ESPP program.

7.
Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review.  An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date.  The Confidentiality Agreement relates to confidential information received in regards to the Company’s business, technology, and intellectual property, as well as information about the Company’s customers.  The Confidentiality Agreement also addresses the Company’s ownership of intellectual property generated during your employment at the Company.  You are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.

8.
At-Will Employment and Other Conditions. Your employment will be at-will, meaning that you or PDF may terminate the employment relationship at any time, with or without cause, with or without notice (“At-Will”). This offer is contingent upon:  (i) receiving satisfactory references from former employers, (ii) satisfactory completion of a background investigation, (iii) verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment. (iv) your execution of PDF's Agreements and Policies as enclosed, that need to be executed prior to commencing work and (v) PDF’s receiving verification that you hold the following qualification(s) as listed in your resume. Your failure to meet these conditions individually or collectively could result in termination of your employment with the Company.

Mr. Michael Shahbazian

June 10, 2011

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return a scanned copy to Gail Shih by email to gail.shih@pdf.com.

THIS OFFER EXPIRES AT 6:00 PM ON JUNE 10, 2011

Sincerely, PDF SOLUTIONS, INC. /s/ JOHN KIBARIAN John K. Kibarian President, Chief Executive Officer, and Director

Mr. Michael Shahbazian

June 10, 2011

ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time regardless of any specific dates set forth above.  I understand that my employment is voluntary (“At Will”) and can be terminated either by me or by the company at any time, with or without prior notice (regardless of the requirement to pay a “notice” period set forth above) and with or without cause.  These provisions supersede all prior representations or agreements, whether written or oral.   This offer letter may not be modified or amended except by a written agreement, signed by the company and me.

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed:_/s/ MICHAEL SHAHBAZIAN
Name: Michael Shahbazian
Date: 6/10/11
Anticipated Start Date: June 10, 2011